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                                                                       EXHIBIT 5



                                August 29, 1996



Matria Healthcare, Inc.
1850 Parkway Place
Suite 1200
Marietta, Georgia 30067


Gentlemen:

         We have acted as counsel to Matria Healthcare, Inc. (the "Company") in connection with the proposed offering and sale by certain stockholders of the Company (the "Selling Stockholders") of 772,032 shares (the "Shares") of the Company's Common Stock, par value $.01 per share (together with associated common stock purchase rights, the "Common Stock"), plus such additional shares (the "Additional Shares") of the Common Stock, if any, as may be issued to the Selling Stockholders pursuant to Section 3.6 of the Merger Agreement (as hereinafter defined).

         In the capacity described above, we have examined originals (or copies certified or otherwise identified to our satisfaction) of the Company's Registration Statement on Form S-3 (the "Registration Statement"), with respect to the secondary public offering of the Shares and the Additional Shares, if any, the form of Common Stock certificate, the Certificate of Incorporation and Bylaws of the Company as in effect on the date hereof, the Agreement and Plan of Merger dated as of June 24, 1996 (the "Merger Agreement") by and among the Company, National Reproductive Medical Centers, Inc., NRMC Acquisition Corporation and the persons and entities referred to as "Investors" therein, the Private Placement and Registration Rights Agreement dated as of June 24, 1996 between the Company and certain of the Selling Stockholders, corporate and other documents, records and papers and certificates of public officials. In such examination, we have also assumed the genuineness of all signatures, the authenticity of all documents submitted to us and the genuineness and conformity to original documents of documents submitted to us as certified or photostatic copies.

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Matria Healthcare, Inc.
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August 29, 1996



         On the basis of such examination, it is our opinion that the Shares are and the Additional Shares will be, when and if issued in accordance with the provisions of Section 3.6 of the Merger Agreement, duly and validly issued and outstanding, fully paid and non-assessable shares of Common Stock of the Company.

         We are members of the Bar of the State of Georgia. In expressing the opinions set forth above, we are not passing on the laws of any jurisdiction other than the laws of the State of Georgia, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading "Legal Matters" in the related prospectus.




                                   Very truly yours,


                                   Troutman Sanders LLP